Exhibit 10.2
TUITION REIMBURSEMENT, COVENANT NOT TO COMPETE, CONFIDENTIALITY AND NON-DISCLOSURE AGREEMENT

The following Tuition Reimbursement, Covenant Not to Compete, Confidentiality and Non-Disclosure Agreement (the “Agreement”) is made and entered into as of July 15, 2022, by and between Joel W. Duling (“Duling”) and BWX Technologies, Inc., including its subsidiaries and affiliates (“BWXT” or the “Company”).

WHEREAS, Duling is currently employed in the position of President, BWXT Nuclear Operations Group, Inc. and has been bid in the past on certain proposals for Department of Energy (“DOE”) and/or other governmental solicitations or contracts as key management personnel on behalf of the Company;

WHEREAS, in connection with the aforementioned position and use as a key person on bid proposals, Duling participated in and graduated from an educational program at Auburn University’s Harbert College of Business (the “Educational Program”) and obtained an Executive Master of Business Administration (“Executive MBA”) degree;

WHEREAS, pursuant to the pursuit of his Executive MBA degree, Duling entered into a Tuition Agreement with the Company as of August 1, 2019, a copy of which is attached hereto as Exhibit A and incorporated herein by reference, in which the Company agreed to pay for Duling’s educational expenses related to the Executive MBA degree (“Educational Expenses”) and Duling agreed to reimburse the Company for funds expensed by the Company in the event he voluntarily terminated his employment or his employment was involuntarily terminated by the Company for cause prior to or within two (2) years from the date of completion of the Educational Program;

WHEREAS, Duling completed the Educational Program on May 1, 2021 (the “Graduation Date”);

WHEREAS, on July 12, 2022, Duling submitted his written notice of his decision to retire with an effective date of July 29, 2022;

WHEREAS, because July 29, 2022 is less than two (2) years from Duling’s Graduation Date of May 1, 2021, Duling agreed to pay and now owes the Company One Hundred percent (100%) of the Educational Expenses paid by the Company on his behalf in accordance with the terms of the Tuition Agreement;

WHEREAS, the current amount of Educational Expenses owed to the Company by Duling under the terms of the Tuition Agreement is Fifty-Seven Thousand, Eight Hundred Fifty-Five Dollars and 00/100 Cents ($57,855.00) and is reflected on the Tuition Expense Report which is attached hereto as Exhibit B and incorporated herein by reference; and

WHEREAS, the Company is willing to waive repayment by Duling of the aforementioned Educational Expenses in exchange for Duling’s agreement to certain continuing post-employment restrictive covenants as detailed further below;

Exhibit 10.2
NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Company and Duling hereby agree as follows:

1.The Company agrees that it will waive Duling’s repayment of the Educational Expenses and accept Duling’s agreement to the following post-employment restrictive covenants in satisfaction of the debt owed by Duling to the Company under the terms of the Tuition Agreement.
2.Duling agrees to the following post-employment restrictive covenants in exchange for the Company’s waiver of his repayment of the Educational Expenses owed to the Company under the Tuition Agreement:

a.Confidentiality and Non-Disclosure. Duling acknowledges that the Company and/or its Affiliates or Ventures have previously provided him with Confidential Information (as defined below) and may provide him with additional Confidential Information prior to the end of his employment and that the unauthorized disclosure of such Confidential Information will result in irreparable harm to the Company and/or its Affiliates and Ventures. Duling further acknowledges that the preservation and protection of Confidential Information is an essential part of his employment with the Company and that he has a duty of fidelity and trust to the Company and/or its Affiliates and Ventures in handling Confidential Information. Duling further acknowledges and agrees that at all times during his employment with the Company and thereafter he will hold any Confidential Information of the Company and/or its Affiliates and Ventures in strictest confidence and will not knowingly disclose or make available to any other person or entity, or use for his own personal gain, any Confidential Information. For purposes of this Agreement, the term “Confidential Information” means any information obtained during the course of his employment with the Company or any of its Affiliates or Ventures that consists of scientific, technical or non-technical information, materials, data, research, development, design, process, manufacture, procedure, formula, testing, improvements, operations, drawings, software, engineering techniques, inventions, hardware configuration and information related to the sale of products or services; the Company’s patent position, trade secrets or know-how; costs; profits; investments, planning, markets, and other financial or business information; experience with new ventures or products or product plans, and whether or not any such Confidential Information was disclosed to Duling by the Company either directly or indirectly in writing, orally or by drawings, or by observation of parts or equipment or the Company’s operations. Confidential Information may be in written, electronic, visual, oral or other form. “Confidential Information” does not include (i) information that is or becomes publicly available, including customer names, addresses or phone numbers, other than through an act or omission by Duling in breach of this Agreement; (ii) information that was in Duling’s possession prior to his employment by the Company; or (iii) information that is received in good faith by Duling from a third party that was lawfully in possession of such information and had the right to disclose it to Duling and the disclosure of which is not otherwise prohibited above.

Exhibit 10.2
b.Non-Solicitation And Non-Competition.

i.In consideration of the payments and promises provided under this Agreement, the sufficiency of which is expressly acknowledged, Duling agrees that during his remaining employment with the Company, and for the twelve (12) month period following the termination of such employment he shall not, without the prior written consent of the General Counsel of the Company, directly or indirectly, (i) induce, entice or solicit (or attempt to induce, entice or solicit) any person who at such time is an employee of the Company or any of its Affiliates or Ventures to leave the employment of the Company or any of its Affiliates or Ventures, (ii) solicit or attempt to solicit the business of any acquisition prospect of the Company or any of its Affiliates or Ventures with whom Duling had any actual contact while employed by the Company, the Affiliates or Ventures, or (iii) hire, engage, employ or assist any third party in hiring, engaging or employing any person who is at such time employed by the Company or any of its Affiliates or Ventures. The provisions of this Paragraph 2(b)(i) shall not prohibit Duling from speaking with or hiring persons who respond to general advertisements or who contact a business with which Duling is affiliated through an independent recruiting firm that has not been directed to solicit interest from any person who is an employee of the Company, any of its Affiliates or Ventures.
ii.In consideration of the payments and promises provided under this Agreement, the sufficiency of which is expressly acknowledged herein, Duling agrees that during his remaining employment with the Company and for the twelve (12) month period following the termination of such employment he will not, without the prior written consent of the General Counsel of the Company (which consent may be granted or withheld in the Company’s sole discretion), acting alone or in conjunction with others, serve, advise, or be employed by any individual, firm, or company engaged in the same or similar line of business as that carried on by, and which is directly competitive with, the Business, in a role in which he would perform the same or substantially similar activities or services as those performed by Duling for the Company, including, but not limited to, serving as a “key person” or committing or preparing to serve in such capacity in connection with any governmental solicitation or contract which is in direct competition with the Business. For this purpose, “Business” shall mean worked performed in the Government Operations business segment such as the engineering, design and manufacture of precision naval nuclear components, reactors and nuclear fuel as provided by BWXT Nuclear Operations Group, Inc. and the management, operation and environmental site restoration of nuclear and national security facilities for various governmental agencies as performed by BWXT Technical Services Group, Inc. The foregoing restrictions of this Paragraph 2(b)(ii) shall not apply to the ownership by Duling of the shares of a company the stock of which is traded either on a national or regional stock exchange where Duling and any related party owns less than 1%

Exhibit 10.2
(one percent) of the company. Duling understands and agrees that the foregoing covenant is not intended to restrict him from performing work in a role that is the same or substantially similar to activities or services as those performed by Duling for the Company that are not in direct competition with the Company and/or that are not the same or substantially similar to the activities or services that Duling performed for the Company.
iii.The restrictions contained in subparagraph (i) and (ii) of this Paragraph 2(b) are geographically limited to areas or territories within the United States or in any foreign country in which Duling performed work and/or engaged in business development efforts on behalf of the Company, including serving as a key person bid on contract proposals, during the last year of his employment with the Company.
iv.Duling acknowledges that he has received valuable consideration from the Company as provided in this Agreement for the covenants and undertakings set forth in Paragraph 2, that the consideration provided by the Company gives rise to an interest of the Company and its Affiliates and Ventures in restraining him from engaging in certain conduct described in this Agreement and that the restrictive covenants and undertakings are designed to enforce Duling’s consideration or return promises under this Agreement. Additionally, Duling acknowledges that the restrictive covenants contain limitations as to time, geographical area, and scope of activity to be restrained that are reasonable and do not impose a greater restraint than is necessary to protect the Company’s relationship with its customers, goodwill or other legitimate business interests of the Company and its Affiliates and Ventures, including, but not limited to, the Company’s and its Affiliates’ and Ventures’ need to protect their Confidential Information. The Company and Duling may notify any person or entity employing or contracting with Duling or evidencing an intention of employing or contracting with Duling of the existence and provisions of this Agreement.
c.Enforcement of Covenants and Undertakings. In the event the Company determines reasonably and in good faith that Duling has breached, or has attempted or threatened to breach any term of Paragraph 2 of this Agreement, in addition to any other remedies at law or in equity the Company may have available to it, it is agreed that the Company shall be entitled, upon application to any court of competent jurisdiction, to a temporary restraining order or preliminary injunction against Duling prohibiting such breach or attempted or threatened breach by proving only the existence of such breach or attempted or threatened breach.
d.Definitions.

i.“Affiliate” means an affiliate within the meaning of Rule 12b-2 promulgated under Section 12 of the Securities Exchange Act of 1934.

Exhibit 10.2

i.“Venture” means an entity in which the Company or an Affiliate has a management or voting interest.
3.The validity, interpretation, construction and performance of this Agreement will be governed by and construed in accordance with the substantive laws of the Commonwealth of Virginia, but without giving effect to the principles of conflict of laws of such State.
4.This Agreement sets forth the entire agreement of the parties hereto and supersedes all prior agreements, understandings and covenants between the parties with respect to the subject matter hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Date: July 18, 2022 /s/ Joel W. Duling
Joel W. Duling

Date: July 18, 2022 /s/ Richard W. Loving
Richard W. Loving
Sr. Vice President & Chief Administrative Officer
BWX Technologies, Inc.